China Architectural Engineering to Acquire Majority Stake in Shanghai ConnGame

ZHUHAI, China & NEW YORK, December 14, 2009 – China Architectural Engineering, Inc. (“CAE” or the “Company”) (NASDAQ: CAEI), a leader in the design, engineering, fabrication and installation of high-end building envelope systems, today announced that it has signed a letter of intent (“LOI”) to acquire 60% ownership in Shanghai ConnGame (“ConnGame”), a MMORPG game developer and operator in exchange for 25 million shares of the Company's common stock. Completion of the transaction is subject to negotiation of a definitive equity transfer agreement that will be subject to a number of closing conditions, including shareholder and regulatory approvals.

ConnGame, founded and led by seasoned experts with extensive previous success in China’s online game industry, develops and operates MMORPGs in China.  Leveraging its innovative game engines, scalable development platforms, and accomplished production teams, ConnGame focuses on self-developed MMORPGs game titles that are based on China’s iconic characters and nostalgic epochs.

“This is a very exciting development for our company and an important move that we believe will ultimately benefit our shareholders,” commented Mr. Ken Yi Luo, Chairman and Chief Executive Officer of China Architectural Engineering. “While at first glance CAE and ConnGame may appear to share few common grounds, we expect the acquisition of ConnGame will further expand CAE’s core capabilities and accelerate our planned transformation into a high-end architectural design consultant and service provider, as we intend to leverage ConnGame’s robust design engines and virtual applications to broaden our service capabilities and scope of architectural collaborations.  We envision utilizing ConnGame’s cutting-edge technology and innovative online platform to provide technical consulting and advisory services to architects, real estate developers and governments.  We view CAE as prominent architectural engineers of physical landmarks and ConnGame as innovative architects of digital engines and creators of iconic virtual worlds.  We believe our acquisition of ConnGame will enable CAE to not only continue to take greater advantage of our core architectural engineering and design market but also China’s large and rapidly growing online game market.”

In anticipation of issuing 25 million new shares of CAE’s common stock upon the closing of this acquisition, CAE has withdrawn its previously announced common stock private placement of 17 million shares to certain investors, as the Company has terminated its LOI to purchase land from Zhejiang Nine Dragon Co.  However, CAE continues to cooperate with Nine Dragon on its future construction projects which include a marine theme park, movie theatres, premium retail outlets, five-star hotels, and luxurious residential apartments.

About China Architectural Engineering

China Architectural Engineering, Inc. (NASDAQ:CAEI) is a leader in the design, engineering, fabrication and installation of high-end curtain wall systems, roofing systems, steel construction systems, and eco-energy systems.  Founded in 1992, CAEI has maintained its market leadership by providing timely, high-quality, reliable, fully integrated, and cost-effective solutions.  Collaborating with world-renowned architects and building engineers, the Company has successfully completed nearly one hundred large, complex and unique projects worldwide, including numerous award-winning landmarks across Asia’s major cities.

For further information on China Architectural Engineering, Inc., please visit www.caebuilding.com

Forward-Looking Statements

In addition to historical information, the statements set forth above may include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in forward-looking statements as a result of risks and uncertainties, including, but not limited to, the execution of a definitive acquisition agreement; satisfactory completion of due diligence; attaining shareholder and regulatory approvals; difficulties related to integration and management of the combined operations; reduction or reversal of the Company's recorded revenue or profits due to "percentage of completion" method of accounting and expenses; resolving the dispute with the master contractor on the Dubai Metro Rail Project; the Company’s ability to obtain a modification for the Waiver agreement with the bondholders applicable to the proposed acquisition of ConnGame; increasing provisions for bad debt related to the Company’s accounts receivable; fluctuation and unpredictability of costs related to our products and services; the Company’s plans to enter into real estate development projects such as the Nine Dragons Project; adverse capital and credit market conditions;  fluctuation and unpredictability of costs related to the Company’s products and services; expenses and costs associated with its convertible bonds, regulatory approval requirements and competitive conditions. These and other factors that may   result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.

Investor Contact:
ICR:
Michael Tieu
Tel:   +86-10-6599-7960
Email: michael.tieu@icrinc.com

Bill Zima
Tel:   +1-203-682-8200
Email: bill.zima@icrinc.com